Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place

St. Paul, Minnesota 55102

www.ecolab.com

ECOLAB APPOINTS JUDSON ALTHOFF TO BOARD OF DIRECTORS

ST. PAUL, Minn. – Feb. 22, 2024 – The board of directors of Ecolab Inc. has appointed Judson Althoff, Microsoft’s chief commercial officer, to the Ecolab board, effective February 21, 2024. Mr. Althoff will serve as an independent director and a member of the Audit and Finance Committees.

“Judson’s global leadership, sales, business and executive experience in high tech make him an excellent addition to our Board of Directors. As we accelerate our investments and increase our focus on the digital innovation that supports Ecolab’s long-term profitable growth, we will benefit from his deep knowledge of artificial intelligence, cloud computing and the global technology ecosystem. We’re honored to welcome him to the Ecolab team,” said Christophe Beck, Ecolab chairman and chief executive officer.

“Ecolab has a strong Board that is focused on delivering consistent returns for the company’s shareholders. We make it a priority to review and refresh our Board composition to ensure our members offer the most relevant expertise and experience. We are excited to welcome Judson to the Ecolab Board, and by the deep commercial and digital experience he brings,” said Dave MacLennan, lead independent director for the Ecolab board.

“I have seen firsthand how Ecolab works to help its customers achieve their business and sustainability goals by leveraging its unique global expertise and digital technology, so am honored to join the company’s Board. I look forward to working with them to capture new growth opportunities and extend Ecolab’s track record of success,” said Judson Althoff.

Mr. Althoff, age 51, is a seasoned leader with extensive global executive and technology experience. He currently serves as executive vice president and chief commercial officer at Microsoft Corp., where he is responsible for the sales strategy, execution and revenue growth of the company’s commercial business, which spans enterprise, public sector, small and medium businesses, services, developer and partner communities in more than 120 regional and national subsidiaries globally. Under his leadership, Microsoft has posted uninterrupted growth in commercial cloud revenue and has consistently partnered with customers to deliver new technology innovations. Prior to joining Microsoft in 2013, Mr. Althoff held senior executive and sales roles at Oracle and EMC. He is a graduate of the Illinois Institute of Technology, where he earned a Bachelor of Science (Mechanical Engineering).

About Ecolab

A trusted partner for millions of customers, Ecolab (NYSE:ECL) is a global sustainability leader offering water, hygiene and infection prevention solutions and services that protect people and the resources vital to life. Building on a century of innovation, Ecolab has annual sales of $15 billion, employs more than 48,000 associates and operates in more than 170 countries around the world. The company delivers comprehensive science-based solutions, data-driven insights and world-class service to advance food safety, maintain clean and safe environments, and optimize water and energy use. Ecolab’s innovative solutions improve operational efficiencies and sustainability for customers in the food, healthcare, life sciences, hospitality and industrial markets. www.ecolab.com

Follow us on LinkedIn @Ecolab, Twitter @Ecolab, Instagram @Ecolab_Inc and Facebook @Ecolab.

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Investor Contacts:

Andrew C. Hedberg

+1 651 250 2185

Cairn Clark

+1 651 250 2291

Media Contact:

Nigel Glennie

+1 651 250 2576

MediaRelations@Ecolab.com

February 22, 2024

(ECL-C)